UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-A/A

FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES
PURSUANT TO SECTION 12(b) OR (g) OF THE
SECURITIES EXCHANGE ACT OF 1934

Rubicon Technology, Inc.

(Exact name of registrant as specified in its charter)

Delaware	13-4122844
(State of Incorporation or Organization)	(I.R.S. Employer Identification No.)

900 East Green Street

Bensenville, Illinois 60106

(Address of principal executive offices and zip code)

Securities to be registered pursuant to Section 12(b) of the Act:

Title of each class to be so registered	Name of each exchange on which each class is to be registered
Preferred Stock Purchase Rights	The NASDAQ Capital Market

If this form relates to the registration of a class of securities pursuant to Section 12(b) of the Exchange Act and is effective pursuant to General Instruction A.(c), please check the following box.  ☒

If this form relates to the registration of a class of securities pursuant to Section 12(g) of the Exchange Act and is effective pursuant to General Instruction A.(d), check the following box.  ☐

If this form relates to the registration of a class of securities concurrently with a Regulation A offering, check the following box.   ☐

Securities Act registration statement or Regulation A offering statement file number to which this form relates:  Not applicable
(if applicable)

Securities to be registered pursuant to Section 12(g) of the Act:  None

EXPLANATORY NOTE

This Form 8-A/A is being filed by Rubicon Technology, Inc., a Delaware corporation (the “Company”), to update the disclosure in the Company’s Registration Statement on Form 8-A filed with the Securities and Exchange Commission on December 18, 2017.

Item 1.   Description of Registrant’s Securities to be Registered.

On December 18, 2020, the Company entered into Amendment No. 1 to the Section 382 Rights Agreement (the “Rights Agreement”) by and between the Company and American Stock Transfer & Trust Company, LLC, as Rights Agent. The Rights Agreement, which was entered into in an effort to preserve stockholder value by protecting against a possible limitation on our ability to use our net operating loss carry-forwards, was originally entered into in December 2017 and was scheduled to expire on December 18, 2020. Amendment No. 1 to the Rights Agreement extends the final expiration date of the Rights Agreement to December 18, 2023. Except for the extension of the final expiration date, the Rights Agreement otherwise remains unmodified. The amendment has been unanimously approved by the Board of Directors and was approved by stockholders at the Company’s 2020 Annual Meeting.

The foregoing summary of the terms of Amendment No. 1 to the Rights Agreement is qualified in its entirety by the full text of the amendment, a copy of which is filed as Exhibit 4.1 hereto and is incorporated herein by reference.

Item 2.   Exhibits.

The following exhibits are furnished or filed herewith.

Exhibit No.	Description
4.1	Amendment No. 1 to the Section 382 Rights Agreement between Rubicon Technology, Inc. and American Stock Transfer & Trust Company, LLC, as Rights Agent (incorporated by reference to Exhibit 4.1 to the Company’s Form 8-K filed on December 18, 2020)

SIGNATURE

  Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereto duly authorized.

Date: December 22, 2020	RUBICON TECHNOLOGY, INC.
(Registrant)

/s/ Timothy E. Brog
Name: Timothy E. Brog Title: President and Chief Executive Officer

EXHIBIT INDEX

Exhibit No.	Description
4.1	Amendment No. 1 to the Section 382 Rights Agreement between Rubicon Technology, Inc. and American Stock Transfer & Trust Company, LLC, as Rights Agent (incorporated by reference to Exhibit 4.1 to the Company’s Form 8-K filed on December 18, 2020)

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